Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2020 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
May 6, 2020 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended March 31, 2020
Net income (loss) per diluted share	$(2.90)
Adjusted operating income(2) per diluted share	$0.05
Net realized investment gains (losses) per diluted share	$(2.95)
GAAP combined ratio	105.2%
Book value per share	$33.30
Return on equity(3)	(33.3)%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net loss, including net realized investment gains and losses and changes in the fair value of equity securities, of $72.5 million ($2.90 per diluted share) for the three-month period ended March 31, 2020 (the "first quarter of 2020"), compared to consolidated net income of $44.5 million ($1.74 per diluted share) for the same period in 2019.

The Company reported consolidated adjusted operating income of $0.05 per diluted share for the first quarter of 2020, compared to consolidated adjusted operating income of $0.91 per diluted share for the same period in 2019.

"The net loss reported in the first quarter 2020 was driven primarily by the decrease in the value of our investments in equity securities, an increase in severity of catastrophe and non-catastrophe losses and a decrease in net investment income," stated Randy A. Ramlo, President and Chief Executive Officer. "During the first quarter, our higher catastrophe loss results stemmed from two events: a large explosion in January at a manufacturing business in Houston, Texas, classified as a catastrophe by the Insurance Services Office, and a hail storm in Jefferson City, Missouri, during the last week of March. We also experienced an increase in severity in our other liability, commercial fire and allied and workers' compensation lines of business. We continue to make progress in our commercial auto line of business, reporting an improvement in our commercial auto loss ratio of 10.1 points with a decrease in the frequency of commercial auto claims and a reduction in commercial auto exposure units for the first quarter of 2020. Although we saw improvement, our loss ratio for commercial auto remains at a higher than acceptable level. The decline in equity markets also drove a decrease in the quarterly net investment income derived from our investments in limited liability partnerships."

______________
(1) Per share amounts are after tax.
(2) Adjusted operating income is a non-GAAP financial measure of net income excluding net realized investment gains and losses, changes in the fair value of equity securities and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders' equity.

"Much like many of our industry peers have experienced, the COVID-19 pandemic significantly impacted the financial markets, and in turn the value of our investments in equities. However, through the first quarter of 2020, there was not a significant impact to our core insurance operations. Depending on the duration of the suppressed economy in the second quarter and beyond, we anticipate that there could be an adverse impact to our business, including lower premiums and demand for our products. Nearly all of the policies we have issued contain contract language that specifically excludes business interruption coverage for losses due to viruses such as the COVID-19 pandemic, but we continue to carefully scrutinize each claim and will be affording coverage when appropriate. Based on information we have available at this time, we expect the effect of the COVID-19 pandemic on claims currently under our policy coverage to be manageable. At this time, we cannot determine how any changes in legislation, regulations and interpretations by the courts will impact the Company in the future."

"With the exception of our essential services employees, UFG has dispatched its staff to work remotely for the safety, health and well-being of our employees and as some of the states in which we have operations have issued "shelter in place" or similar directives. We are fully operational, but have limited travel for non-essential employees and certain routine work completed by our field claims and loss control representatives, such as premium audits and inspections, has been delayed or is being completed remotely to comply with social distancing recommendations. We are and will continue monitoring the state and federal responses to the pandemic and, when appropriate, will adjust our operations in response."

Financial Highlights

Net loss, including net realized investment gains and losses, totaled $72.5 million ($2.90 per diluted share) for the first quarter of 2020, compared to net income of $44.5 million ($1.74 per diluted share) in the same period in 2019. The decrease in net income was primarily due to a decrease in the fair value of equity securities, an increase in losses and loss settlement expenses and a decrease in net investment income. In the first quarter of 2020, the fair value of equity securities decreased $90.6 million compared to an increase of $24.6 million in the same period in 2019, or a change of $115.2 million. The increase in losses and loss settlement expenses was due to an increase in severity of catastrophe and non-catastrophe losses. The decrease in net investment income is primarily from the change in value of our limited liability partnership investments.

Net premiums earned increased 2.5 percent to $268.8 million in the first quarter of 2020, compared to $262.3 million in the same period in 2019. The increase in the three-month period ended March 31, 2020 was primarily due to rate increases, premium audits and endorsements.

The average renewal pricing change for commercial lines increased 7.6 percent in the first quarter of 2020 compared to 6.6 percent in the fourth quarter of 2019. The renewal pricing increases continue to be driven by commercial auto rate increases. During the first quarter of 2020, the commercial auto effective rate change remained in the low-double digits. Personal lines renewal pricing increases remained in the mid-single digits.

Net investment income was $2.4 million for the first quarter of 2020 as compared to net investment income of $16.5 million for the same period in 2019. The decrease in net investment income was due to a decrease in the fair value of our investments in limited liability partnerships. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment losses of $93.4 million during the first quarter of 2020, compared to net realized investment gains of $26.7 million for the same period in 2019. The change in the three-month period ended March 31, 2020, as compared to the same period in 2019, was primarily due to the decrease in the fair value of equity securities as mentioned previously.

Consolidated net unrealized investment gains, net of tax, totaled $51.8 million as of March 31, 2020, an increase of $4.5 million from December 31, 2019. The increase in net unrealized investment gains is primarily the result of a decrease in interest rates in the first quarter of 2020.

Total consolidated assets as of March 31, 2020 were $2.9 billion, which included $2.0 billion of invested assets. The Company's book value per share was $33.30, which is a decrease of $3.10 per share, or 8.5 percent from December 31,

2019. This decrease is primarily attributed to a net loss of $72.5 million, shareholder dividends of $8.2 million and share repurchases of $2.7 million, partially offset by an increase in net unrealized investment gains on fixed maturity securities of $4.5 million, net of tax, during the first three months of 2020.

The annualized return on equity was (33.3) percent year-to-date compared to 19.3 percent for the same period in 2019. The change in the annualized return on equity was primarily driven by the change in the value of equity securities in the first three months of 2020 compared to the same period in 2019.

Reserve Development

We experienced favorable development in our net reserves for prior accident years of $13.7 million in the first quarter of 2020, compared to favorable development of $4.6 million in the same period in 2019. The change in prior year reserve development in the first quarter of 2020 came primarily from favorable development in workers' compensation and commercial fire and allied lines of business, partially offset by other liability lines of business. Development amounts can vary significantly from quarter-to-quarter depending on a number of factors, including the number of claims settled and the settlement terms. At March 31, 2020, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased by 9.6 percentage points to 105.2 percent for the first quarter of 2020, compared to 95.6 percent in the same period in 2019. The increase in the combined ratio was primarily driven by an increase in the loss ratio due to an increase in severity of losses of both catastrophe and non-catastrophe losses, and an increase in the expense ratio.

Pre-tax catastrophe losses in the first quarter of 2020 were higher when compared to first quarter of 2019, with catastrophe losses adding 5.7 percent percentage points to the combined ratio in 2020 as compared to 1.4 percentage points in 2019. Our 10-year historical average for first quarter catastrophe losses is 2.9 percentage points added to the combined ratio.

Expense Ratio

The expense ratio for the first quarter of 2020 was 35.8 percentage points, compared to 33.0 percentage points for the first quarter in 2019. The increase in the expense ratio during the first quarter of 2020 is primarily due to the acceleration of the amortization of our deferred acquisition costs in our under-performing commercial auto line of business and personal lines of business from lower than expected profitability. The increase in the expense ratio was also driven by our continued investment in our multi-year Oasis project, an upgrade to our technology platform designed to enhance core underwriting decisions, selection of risks and productivity.

Capital Management

During the first quarter of 2020, we declared and paid a $0.33 per share cash dividend to shareholders of record as of March 6, 2020. We have paid a quarterly dividend every quarter since March 1968. During the first quarter of 2020 we repurchased 70,467 shares of our common stock for a total purchase price of approximately $2.7 million.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on May 6, 2020 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's first quarter 2020 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through May 20, 2020. The replay access information is toll-free 1-877-344-7529; conference ID no. 10141758.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at

http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs200506. The archived audio webcast will be available until May 20, 2020.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, Corporate Finance, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission ("SEC") on February 28, 2020, as supplemented in our Current Report on Form 8-K filed with the SEC on May 6, 2020 and in our other filings with the SEC. The risks identified in our Annual Report on Form 10-K (as supplemented) and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2020	2019	Change %
Income Statement Data
Net income (loss)	$(72,534)	$44,521	NM
Less: after-tax net realized investment gains (losses)	(73,792)	21,103	NM
Adjusted operating income	$1,258	$23,418	(94.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(2.90)	$1.74	NM
Less: after-tax net realized investment gains (losses)	(2.95)	0.83	NM
Adjusted operating income	$0.05	$0.91	(94.5)%
NM = Not meaningful.

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2020	2019	Change %
Premiums:
Net premiums earned	$268,849	$262,314	2.5%
Less: change in unearned premiums	(15,798)	(17,795)	11.2%
Less: change in prepaid reinsurance premiums	2,139	443	NM
Net premiums written	$282,508	$279,666	1.0%
NM = Not meaningful.

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended March 31,
(In Thousands, Except Share and Per Share Data and Ratios)	2020	2019	Change %
Revenue Highlights
Net premiums earned	$268,849	$262,314	2.5%
Net investment income	2,363	16,512	(85.7)%
Net realized investment gains (losses)	(93,407)	26,713	NM
Total revenues	$177,805	$305,539	(41.8)%
Income Statement Data
Net income (loss)	$(72,534)	$44,521	NM
After-tax net realized investment gains (losses)	(73,792)	21,103	NM
Adjusted operating income(1)	$1,258	$23,418	(94.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(2.90)	$1.74	NM
After-tax net realized investment gains (losses)	(2.95)	0.83	NM
Adjusted operating income(1)	$0.05	$0.91	(94.5)%
Catastrophe Data
Pre-tax catastrophe losses	$15,267	$3,630	NM
Effect on after-tax earnings per share	0.48	0.11	NM
Effect on combined ratio	5.7%	1.4%	NM

Favorable reserve development experienced on prior accident years	$13,747	$4,649	195.7%

GAAP combined ratio	105.2%	95.6%	10.0%
Return on equity	(33.3)%	19.3%	NM
Cash dividends declared per share	$0.33	$0.31	6.5%
Diluted weighted average shares outstanding	25,014,027	25,604,268	(2.3)%
NM = Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income (loss). See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income (loss).

Income Statement
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2020	2019
Revenues
Net premiums earned	$268,849	$262,314
Investment income, net of investment expenses	2,363	16,512
Net realized investment gains (losses)
Change in the fair value of equity securities	(90,647)	24,634
All other net realized gains (losses)	(2,760)	2,079
Net realized investment gains (losses)	(93,407)	26,713
Total Revenues	$177,805	$305,539

Benefits, Losses and Expenses
Losses and loss settlement expenses	$186,503	$164,240
Amortization of deferred policy acquisition costs	54,452	52,219
Other underwriting expenses	41,849	34,403
Total Benefits, Losses and Expenses	$282,804	$250,862

Income (loss) before income taxes	(104,999)	54,677
Federal income tax expense (benefit)	(32,465)	10,156
Net income (loss)	$(72,534)	$44,521

GAAP combined ratio:
Net loss ratio - excluding catastrophes	63.7%	61.2%
Catastrophes - effect on net loss ratio	5.7	1.4
Net loss ratio	69.4%	62.6%
Expense ratio	35.8	33.0
GAAP combined ratio	105.2%	95.6%

Balance Sheet
	March 31, 2020	December 31, 2019
(In Thousands)
Invested assets	$2,029,725	$2,155,099
Cash	120,724	120,722
Total assets	2,949,646	3,013,472
Losses and loss settlement expenses	1,438,405	1,421,754
Total liabilities	2,116,502	2,103,000
Net unrealized investment gains, after-tax	51,779	47,279
Total stockholders’ equity	833,144	910,472

Net Premiums Written by Line of Business
	Three Months Ended March 31,
	2020	2019
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$84,940	$83,314
Fire and allied lines(3)	66,842	62,904
Automobile	79,186	82,311
Workers’ compensation	21,739	24,458
Fidelity and surety	6,975	6,168
Miscellaneous	415	465
Total commercial lines	$260,097	$259,620

Personal lines:
Fire and allied lines(4)	$8,393	$8,921
Automobile	7,566	7,666
Miscellaneous	303	294
Total personal lines	$16,262	$16,881
Reinsurance assumed	6,149	3,165
Total	$282,508	$279,666
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended March 31,	2020			2019
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$79,309	$43,723	55.1%	$78,427	$38,275	48.8%
Fire and allied lines	61,669	51,925	84.2	59,174	36,786	62.2
Automobile	78,018	65,305	83.7	75,234	70,571	93.8
Workers' compensation	19,428	7,708	39.7	21,875	5,945	27.2
Fidelity and surety	6,418	32	0.5	6,375	(251)	(3.9)
Miscellaneous	395	92	23.3	427	(99)	(23.2)
Total commercial lines	$245,237	$168,785	68.8%	$241,512	$151,227	62.6%

Personal lines
Fire and allied lines	$9,970	$6,734	67.5%	$10,220	$6,282	61.5%
Automobile	7,630	5,149	67.5	7,482	5,667	75.7
Miscellaneous	306	2,606	851.6	301	(68)	(22.6)
Total personal lines	$17,906	$14,489	80.9%	$18,003	$11,881	66.0%
Reinsurance assumed	$5,706	$3,229	56.6%	$2,799	$1,132	40.4%
Total	$268,849	$186,503	69.4%	$262,314	$164,240	62.6%